Exhibit 99.1

Tattooed Chef Expands Nationwide Retail Product Distribution

Announces Acquisition of Certain Assets from Desert Premium Group and Signs Lease Agreement to Increase Manufacturing Capacity

PARAMOUNT, Calif., – August 23, 2022 – Tattooed Chef, Inc. (Nasdaq: TTCF) (“Tattooed Chef” or the “Company”), a leader in plant-based foods, announced today an expanded distribution agreement with Walmart, Inc. that will increase the availability of Tattooed Chef branded products at Walmart stores across the United States. The Company also announced the simultaneous signing and closing of an asset purchase agreement with Desert Premium Group and the signing of a new lease agreement that will strengthen its vertically integrated operating model and add approximately 80,000 square feet of manufacturing capacity.

Walmart Expansion

Under the agreement with Walmart, Tattooed Chef will increase the brand’s frozen shelf presence from 5 to 13 SKUs and expand the availability of these 13 SKUs from an average of 300 Walmart stores to an average of 2,000 Walmart stores. Initial availability of Tattooed Chef’s products at these new Walmart locations is expected no later than October 2022.

Desert Premium Group and New Lease Agreement

Tattooed Chef also announced the signing of a definitive agreement and simultaneous closing under which the Company acquired certain assets from Desert Premium Group for approximately $10 million and the signing of a lease agreement for an 80,000 square foot manufacturing facility located in Albuquerque, New Mexico at which the assets acquired (the “Desert Premium Group Assets”) currently operate. The Desert Premium Group Assets include packaging and production equipment, and the leased facility greatly expands the Company’s manufacturing footprint with significant cold storage and ambient storage. The facility’s proximity to Tattooed Chef’s Foods of New Mexico operations will also allow the Company to consolidate distribution activities to capture added economies of scale. The asset purchase agreement and lease agreement took effect August 19, 2022.

The Company anticipates the operations of this new facility will be cashflow neutral through the remainder of 2022 and be accretive to earnings by the start of 2023.

About Tattooed Chef

Tattooed Chef is a leading plant-based food company offering a broad portfolio of innovative and sustainably sourced plant-based foods. Tattooed Chef’s signature products include ready-to-cook bowls, zucchini spirals, riced cauliflower, acai and smoothie bowls, cauliflower pizza crusts, wood-fired plant-based pizzas, handheld burritos, quesadillas, and Mexican entrees, which are available in the frozen food sections of leading national retail food and club stores across the United States as well as on Tattooed Chef’s e-commerce site. Understanding consumer lifestyle and food trends, a commitment to innovation, and self-manufacturing allows Tattooed Chef to continuously introduce new products. Tattooed Chef provides approachable, great tasting and chef-created products to the growing group of plant-based consumers as well as the mainstream marketplace. For more information, please visit www.tattooedchef.com.

Follow us on social: Facebook, Instagram, TikTok, Twitter, and LinkedIn and Taste the Jams on Spotify.

Forward Looking Statements

This notice contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning us and other matters. These statements may discuss goals, intentions and expectations as to future plans or events, based on current beliefs of management, as well as assumptions made by, and information currently available to, management. Forward-looking statements may be accompanied by words such as “will” “expect,” “anticipate,” “accretive,” “opportunity,” “expand,” “potential” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside our control, including our ability effectively and efficiently integrate the Desert Premium Group Assets and other recent and/or new acquisitions. We caution readers not to place undue reliance upon any forward-looking statements.

INVESTORS
Stephanie Dieckmann, CFO	Devin Sullivan, SVP
Tattooed Chef	The Equity Group Inc.
(562) 602-0822	(212) 836-9608
dsullivan@equityny.com

Karin Daly, VP
The Equity Group Inc.
(212) 836-9623
kdaly@equityny.com

### #### ###